Exhibit 99.1

Contact:	Roger R. Hopkins, Chief Accounting Officer (615) 890-9100

NHI Announces Pricing of Convertible Senior Notes

MURFREESBORO, Tenn. – (March 19, 2014) National Health Investors, Inc. (NYSE: NHI) announced today the pricing of its underwritten public offering of $175 million aggregate principal amount of its 3.25% Convertible Senior Notes due 2021 (the “Notes”) for net proceeds of approximately $169.3 million, after deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by NHI. The underwriters have been granted a 30-day option to purchase up to an additional $25 million aggregate principal amount of the Notes. The offering is expected to close on or about March 25, 2014, subject to customary closing conditions.

The Notes will bear interest at a rate equal to 3.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014. The conversion rate will initially equal 13.9260 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $71.81 per share of common stock, representing an approximate 20% conversion premium based on the closing price of NHI’s common stock of $59.84 per share on March 19, 2014. The initial conversion rate is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Upon conversion, NHI will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at NHI’s election. The Notes will mature on April 1, 2021.

NHI intends to use the net proceeds of the offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

The joint book-running managers for this offering are BofA Merrill Lynch and J.P. Morgan. The co-lead managers for this offering are BMO Capital Markets and KeyBanc Capital Markets. The co-managers for this offering are Capital One Securities, JMP Securities LLC, Regions Securities LLC and Stifel. The offering of these securities may be made only by means of a prospectus dated March 18, 2014, filed as part of NHI’s effective shelf registration statement, and a prospectus supplement dated March 19, 2014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

When available, a copy of the final prospectus supplement and the prospectus relating to the offering can be obtained from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, Email: dg.prospectus_requests@baml.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 866-803-9204.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals.

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Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2013.